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                                                                 EXHIBIT 10.2(b)



                 AGREEMENT DATED ____ DAY OF _____________, 2000

        BETWEEN: THE FRANCHISOR REFERRED TO IN SCHEDULE B ("FRANCHISOR")

          AND: THE FRANCHISEE REFERRED TO IN SCHEDULE B ("FRANCHISEE")

                                BACKGROUND FACTS

         Franchisor and/or its Affiliated Companies have developed a unique and valuable system for the preparation, marketing and sale of certain quality food products under various trademarks, service marks and trade names owned by them.

         The System is a comprehensive restaurant system for the retailing of a limited menu of uniform and quality food products, emphasizing prompt and courteous service in a clean and wholesome atmosphere which is intended to be particularly attractive to families. The foundation and essence of the System is the adherence by franchisees to standards and policies providing for the uniform operation of all restaurants within the System including, but not limited to, serving designated food and beverage products; the use of only prescribed equipment and building layout and designs; and strict adherence to designated food and beverage specifications and to prescribed standards of quality, service and cleanliness in restaurant operations. Compliance by franchisees with the foregoing standards and policies in conjunction with the trademarks, service marks and trade names provides the basis for the valuable goodwill and wide acceptance of the System. Moreover, Franchisee's performance of the obligations contained in this Agreement and adherence to the tenets of the System constitute the essence of the license provided for herein.

         Franchisor is entitled to grant to third parties, and has agreed to grant to Franchisee, the right to use the System, the System Property and the Marks on the terms and conditions of this Agreement.

         In this Agreement, capitalized terms have the meanings specified in Schedule A. Site-specific information and financial terms are set forth in Schedule B, and contractual modifications and amendments are set forth in Schedule C.

                               THE PARTIES AGREE:

I.       GRANT OF FRANCHISE.

         A. Franchisor grants to Franchisee the right to use the System, the System Property and the Marks for the Term solely in connection with the conduct of the Business at the Outlet and subject to the terms and conditions of this Agreement.


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         B.       At all times during the Term, Franchisee will use its best endeavors to develop the Business and to increase the Revenues.

         C. Franchisee will not, without Franchisor's prior written approval:

                  1. conduct all or any part of the Business at any location other than the Outlet; or

                  2. sub-license to any other party the right to use, or otherwise permit or authorize any other party to use, the System, the System Property or the Marks or any part thereof.

         D. No exclusive territory, protection or other right in the contiguous space, area or market of the Outlet is reserves the right to use, and to grant to other parties the right to use, the Marks, the System and the System Property or any other marks, names or systems in connection with any product or service (including, without limitation, the Approved Products) in any manner or at any location other than the Outlet. Franchisee acknowledges that, as of the Date of Grant, Franchisor and its Affiliated Companies and franchisees operate Outlets conforming to the Concept and also operate other systems for the sale of food products and services which may be competitive with the System and may compete directly with the Business.

II.      INITIAL FEE AND CONTINUING FEE.

         A. On or before the Date of Grant, Franchisee will pay the initial fee specified in Schedule B to Franchisor.

         B. On or before each Due Date, Franchisee will pay the Continuing Fee to Franchisor. Each payment of the Continuing Fee will be accompanied by a statement of the Revenues for the relevant Accounting Period, in the form required by Franchisor from time to time.

         C. Franchisee's payments pursuant to Clauses 2.1 and 2.2 are in consideration solely for the grant of rights in Clause 1.1 and not for Franchisor's performance of any specific obligations or services.

III.     MANUALS AND STANDARDS.

         A. At all times during the Term, Franchisee must comply with all of the Standards and the Manuals and all applicable laws, regulations, rules, by-laws, orders and ordinances in its conduct of the Business. The Manuals are incorporated by reference into this Agreement. To the extent of any


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                  inconsistency between any provision of the Manuals and any provision of this Agreement, the provision of this Agreement will prevail.

         B. Franchisor may at any time change any of the Standards or Manuals or introduce new Standards or Manuals by giving notice to Franchisee. Franchisor will specify in the notice a period, reflecting the nature of the change or introduction, within which the new Standards or Manuals must be implemented. Franchisee acknowledges and agrees that such changed or introduced Standards or Manuals will bind Franchisee upon receipt of Franchisor's notice as provided in Clause 22, and Franchisee will implement such changes or introductions within the period specified in the notice. In the event of any inconsistency between Franchisor's version and Franchisee's version of the Manuals, Franchisor's version will prevail.

         C. In order to determine Franchisee's compliance with the Manuals and the terms and conditions of this Agreement, Franchisor and its agents or representatives will have the right at all times during opening hours to enter and inspect the Outlet without prior notice to Franchisee.

         D. Franchisor will lend one copy of the Manuals to Franchisee, and Franchisee will not reproduce or part with possession of the Manuals without Franchisor's prior written approval. Franchisee will return all copies of the Manuals to Franchisor immediately upon the expiration or termination of this Agreement or upon Franchisor's request.

IV.      UPGRADES.

         Franchisor may, by notice to Franchisee, at any time require Franchisee to upgrade, modify, renovate or replace all or part of the Outlet or any of its fittings, fixtures or signage or any of the equipment, systems or inventory used in the Outlet, in order to procure compliance by Franchisee with the Standards and the Manuals. Franchisee acknowledges and agrees that such upgrades, modifications, renovations or replacements may require significant capital expenditures and/or periodic financial commitments by Franchisee. In its notice to Franchisee, Franchisor will specify a period, reflecting the nature of the upgrade, modification, renovation or replacement, within which the upgrade, modification, renovation or replacement must be implemented, and Franchisee will comply with the implementation period specified in the notice.

V.       APPROVED PRODUCTS AND SUPPLIES.

         A. Franchisee will not prepare, market or sell any product or service other than the Approved Products or conduct any business other than the Business at the Outlet without Franchisor's prior written approval. Franchisor will from


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                  time to time notify Franchisee of the Approved Products and will specify those of the Approved Products which must be offered for sale at the Outlet as permanent menu items and at what times.

         B. Franchisor may, by notice to Franchisee, at anytime change or withdraw any Approved Product or add new Approved Products. Franchisee will implement such changes, withdrawals and additions within the period specified in the notice.

         C. Franchisee will purchase the supplies, materials, equipment and services used in the Business exclusively from suppliers and using distributors who have been approved in writing by Franchisor prior to the time of supply and distribution in accordance with the approval procedures in the Manuals. Franchisee will not have any claim or action against Franchisor in connection with any non-delivery, delayed delivery or non-conforming delivery of any supplier or distributor whether or not approved by Franchisor.

VI.      ADVERTISING.

         A. Franchisee will not execute or conduct any advertising or promotional activity in relation to the Business or the System without Franchisor's prior written approval.

         B. Franchisee will participate in such national and regional advertising, promotions, research and tests as Franchisor from time to time requires, and Franchisee will not have any claim or action against Franchisor in connection with the level of success of any such advertising, marketing, promotion, research or test.

         C. Franchisee will spend, in the manner directed by Franchisor in writing from time to time, an amount not less than the Advertising Contribution on advertising, promoting, marketing and researching the products and services of the Business and the System. Franchisor may at any time during the Term direct
                  Franchisee:

                  1. to pay all or part of the Advertising Contribution to a national or regional co-operative advertising/marketing fund specified by Franchisor; or

                  2. to spend all or part of the Advertising Contribution on such local or regional advertising, promotional and research expenditures as are approved by Franchisor, in accordance with the requirements and guidelines set out in the Manuals; provided that if Franchisee fails to spend the full amount as directed by Franchisor, Franchisee will pay


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                           the unspent amount to Franchisor within the period
                           specified in a written demand from Franchisor, and upon receipt of the unspent amount, Franchisor either will contribute the amount to an applicable national or regional co-operative advertising/marketing fund or will spend the amount on national or regional advertising, promotions or research conducted by Franchisor in its discretion; or

                  3. without limiting the above, to pay all or part of the Advertising Contribution to Franchisor, in which event Franchisor will apply the Advertising Contribution to the costs of national or regional advertising, promotions and/or research conducted by Franchisor in its discretion.

         D. Any amount paid by Franchisee to a national or regional co-operative advertising/marketing fund or to Franchisor pursuant to Clause 6.3 will not be required to be spent for the specific benefit, either direct or indirect, of Franchisee or the Business and no express or implied trust will be created in respect of such amount.

VII.     TRAINING.

         Franchisor will provide, or Franchisor may certify Franchisee to provide, and Franchisee, the Principal Operator and all of Franchisee's employees must undertake, such initial and ongoing training and assistance as Franchisor in its discretion considers appropriate. Franchisee will bear the full cost of attendance by Franchisee, the Principal Operator and Franchisee's employees at training programs. Franchisee will ensure that all store management working at the Outlet have been certified by Franchisor as having successfully completed Franchisor's current management training programs from time to time.

VIII.    MARKS AND SYSTEM PROPERTY.

         A. The Marks, the System Property and the goodwill associated with them are the exclusive property of Franchisor and/or its Affiliated Companies. Franchisee will acquire no right, interest or benefit in or to them other than the rights of use granted under this Agreement. All accretions in the goodwill associated with the Marks and the System Property resulting from Franchisee's use thereof are solely for the benefit of Franchisor and its Affiliated Companies. Upon the expiration or termination of this Agreement for any reason, Franchisee will have no claim whatsoever against Franchisor for compensation for any goodwill associated with the Marks and the System Property.



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         B.       Franchisee will use the Marks only in such form and manner as is specifically approved by Franchisor, and Franchisee will follow Franchisor's instructions regarding proper usage of the Marks in all respects. Franchisor may, by notice to Franchisee, at any time change or withdraw any of the Marks or designate new Marks, and Franchisee will implement such changes, withdrawals and additions within the period specified in the notice.

         C. Franchisee will not use in the operation of the Business any trademarks, service marks, trade names or indicia other than the Marks without Franchisor's prior written approval. Franchisee will not use, register or apply to register any trademarks, service marks, trade names or indicia similar to the Marks or that in any way suggest an association or affiliation with the System.

         D. Franchisee will do nothing to prejudice, damage or contest the validity of the Marks, the System Property, the goodwill associated with them or the ownership of them by Franchisor or its Affiliated Companies. Franchisee will cooperate fully with Franchisor in the protection and defense of the Marks and the System Property, which will be undertaken solely by Franchisor. Franchisee will promptly notify Franchisor of any actual or potential infringements of, or claims or actions brought by third parties in respect of, the Marks or the System Property. Franchisor will take all appropriate actions to protect and defend the Marks and the System Property and will fund the costs of such actions, except where such actions are necessitated or contributed to by the fault or negligence of Franchisee.

         E. Any improvements to, and inventions and products derived from the Marks, the System Property or the Business during the Term, including those attributable to Franchisee, will be the exclusive property of Franchisor or its Affiliated Companies and will be promptly disclosed by Franchisee to Franchisor. Franchisee hereby assigns to Franchisor all present and future right, title and interest throughout the world in and to any such improvements, inventions and products. Franchisee will take all actions and execute all documents required by Franchisor for this purpose.

         F. Where appropriate, Franchisor will apply to enter Franchisee as a registered or permitted user of the Marks with any governmental entity, and Franchisee agrees to join with Franchisor in any such application. Franchisee acknowledges that upon termination or expiration of this Agreement, Franchisor may unilaterally cancel such entry.


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IX.      CONFIDENTIALITY.

         Franchisee will at all times during and after the Term keep confidential and not disclose to any person, other than with Franchisor's prior written approval, the terms of this Agreement and any related agreements, the Standards, the Manuals, all other materials containing or referring to the System Property and all other information concerning the System, the System Property, the Approved Products or Franchisor's business and affairs which may come to Franchisee by any means during the Term. Franchisee may disclose the Manuals to Franchisee's employees, on a need-to-know basis, only for the purposes of the Business and provided that Franchisee at all times uses best endeavors to ensure that Franchisee's employees retain in confidence the Manuals and any other materials or information disclosed to them with Franchisor's approval. This obligation of confidentiality does not apply in respect of information in the public domain or previously known to Franchisee otherwise than by breach of any obligation of confidentiality, or disclosure required by law or an order of any court or tribunal. Franchisee acknowledges that any breach of this obligation of confidentiality may cause substantial irreparable damage to Franchisor and that, in addition to damages or other monetary compensation, injunctive or other equitable or immediate relief may be appropriate.

X.       ACCOUNTING RECORDS.

         A. Franchisee will establish and maintain an accounting system incorporating methods, procedures, records and equipment approved by Franchisor and in compliance with the Manuals.

         B. Franchisee will retain all records relating to the Business for the period required by the relevant tax authorities and Franchisor and its agents or representatives will have the right at any reasonable time to inspect and audit the records wherever they are located. Franchisee will fully cooperate and will instruct its employees, agents or representatives to fully cooperate with Franchisor and its agents or representatives during such inspections and audits. If any inspection or audit discloses a deficiency in Franchisee's payment of any amount payable or required to be spent by Franchisee pursuant to this Agreement, Franchisee will immediately pay to Franchisor the deficiency plus late payment interest pursuant to Clause 11.2. If the deficiency is equal to or greater than 2% of the correct amount, Franchisee will also immediately pay to Franchisor all of the costs incurred by Franchisor in the inspection or audit.

XI.      PAYMENTS BY FRANCHISEE.

         A. Franchisee will pay all amounts due to Franchisor pursuant to this Agreement:


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                  1.       in the currency specified in Schedule B or such other
                           currency as Franchisor notifies Franchisee from time to time using, where applicable, the exchange rate for conversion to the specified currency which is posted on the day before the due date for payment by such bank as is specified by Franchisor from time to time;

                  2. into the bank account specified in Schedule B or in such other manner as Franchisor notifies Franchisee from time to time; and

                  3. without any deduction or set-off and free of any taxes payable in respect of such payments, other than as required by law.

         B. Without limiting Franchisor's right to terminate this Agreement pursuant to Clause 15, in the event that any amount is not paid by Franchisee to Franchisor when due:

                  1. such amount will bear late payment interest calculated on a daily basis from the due date for payment at the r-ate specified in Schedule B, and this interest will continue to apply after any judgment; and

                  2. without limiting the foregoing, Franchisor may apply any amount or credit owed by Franchisor to Franchisee towards satisfaction of the outstanding amount due from Franchisee.

         C. Franchisor reserves the right to apply payments from Franchisee in any manner and to any indebtedness owed to Franchisor as Franchisor may deem appropriate.

         D. Franchisee will pay promptly when due all taxes, duties, charges and levies payable in respect of the Business and all debts and other financial obligations incurred in the operation of the Business, including, without limitation, all obligations to suppliers.

XII.     INSURANCE, INDEMNITY AND GUARANTEE.

         A. At all times during the Term, Franchisee will at its cost maintain the insurances prescribed in the Manuals. Franchisor must be named as an additional insured party on the policies of insurance. Franchisee will on demand deliver to Franchisor certificates of insurance and will not commit any act or omission which may render the insurances void or voidable.

         B. Franchisee will indemnify and keep indemnified Franchisor, its Affiliated Companies and their agents, employees, directors, successors and assigns


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                  from and against any and all claims, liabilities, losses,
                  costs and damages (including legal costs and expenses) arising directly or indirectly in connection with or related to Franchisee's conduct of the Business, Franchisor's exercise of any right pursuant to this Agreement (including, without limitation, any exercise of any power of attorney granted by Franchisee to Franchisor) or any act or omission by any agent, representative, contractor, licensee or invitee of Franchisee, other than where any such claim, liability, loss, cost or damage arises solely as a result of Franchisor's fault or negligence.

         C. As a precondition to the grant of rights pursuant to Clause 1.1, Franchisee will procure the execution by the Guarantors of a guarantee of Franchisee's obligations and liabilities under this Agreement, in the form required by Franchisor and including such covenants by the Guarantors regarding the terms and conditions of this Agreement as Franchisor may require.

XIII.    PROTECTION OF SYSTEM PROPERTY AND GOODWILL OF SYSTEM.

         A. Franchisee covenants that, during the Term, neither Franchisee nor any Affiliated Company of Franchisee will directly or indirectly in any capacity, whether on its own account or as a member, shareholder, director, employee, agent, partner, joint venturer, advisor, consultant or lender, have any interest in, be engaged in or perform any services for any business within the in-Term area specified in Schedule B involving the wholesale or retail preparation, marketing or sale of any food products without Franchisor's prior written approval, provided that Franchisor will not unreasonably withhold its approval unless one of the following categories of products individually constitutes more than 20% of the food products sold in the business:

                  1.       pizza products; or

                  2.       pizza and pasta products (collectively); or

                  3.       ready-to-eat chicken products; or

                  4.       Mexican food products; or

                  5.        beef burger products.

         B. Franchisee covenants that, for the period specified in Schedule B following the expiration, termination or transfer of this Agreement, neither Franchisee nor any Affiliated Company of Franchisee will directly or indirectly in any capacity, whether on its own account or as a member, shareholder, director,


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                  employee, agent, partner, joint venturer, advisor, consultant or lender, have any interest in, be engaged in or perform any services for any business within the post-Term area specified in Schedule B involving the preparation, marketing or sale of products similar to the food products sold in the Business under the Marks.

XIV.     TRANSFERS AND CHARGES.

         A. Franchisee will not charge, pledge or otherwise create any encumbrance, security interest or lien in respect of any interest in or right under this Agreement. Franchisee will not charge, pledge or otherwise create any encumbrance, security interest or lien in respect of any other interest in or other asset of the Business without Franchisor's prior written approval.

         B. Franchisee will not sell, transfer or gift the Business or this Agreement or any interest in this Agreement without first obtaining Franchisor's written approval of the proposed transferee and then complying with all of Franchisor's transfer procedures specified in the Manuals, including, without limitation:

                  1. in the case of transfers to parties other than a spouse, daughter or son of Franchisee (or an entity wholly owned or controlled by such spouse, daughter or son), paying to Franchisor the transfer fee specified in Schedule B and the costs and expenses incurred by Franchisor in connection with the transfer and all accrued monetary obligations owed by Franchisee to Franchisor;

                  2. in the case of transfers to a spouse, daughter or son of Franchisee (or an entity wholly owned or controlled by such spouse, daughter or son), paying to Franchisor the transfer fee for family members specified in Schedule B and the costs and expenses incurred by Franchisor in connection with the transfer and all accrued monetary obligations owed by Franchisee to Franchisor;

                  3. executing a deed of release in the form required by Franchisor; and

                  4. procuring the execution by the transferee, and by such guarantors as Franchisor requires, of such guarantee and other documentation as Franchisor requires.

         C.       Franchisee will not, directly or indirectly:

                  1. permit any sale, transfer, gift, charge or pledge by any party of any interest or share in Franchisee;


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                  2.       issue any new share in Franchisee to any party who is
                           not a shareholder at the Date of Grant; or

                  3. permit any reconstruction, reorganization, amalgamation or other material change in the structure or financial condition of Franchisee,

                  without first obtaining Franchisor's written approval and, in the event of a change in the direct or indirect control of Franchisee, then complying with all of Franchisor's transfer procedures specified in the Manuals, including, without limitation:

                  (i) In the case of transfers of the controlling interest or shareholding to parties other than a spouse, daughter or son of the controlling shareholder (or an entity wholly owned or controlled by such spouse, daughter or son) of Franchisee, paying to Franchisor the transfer fee specified in Schedule B and the costs and expenses incurred by Franchisor in connection with the transfer;

                  (ii) in the case of a transfer of the controlling interest or shareholding to the spouse, daughter or son of the controlling shareholder (or an entity wholly owned or controlled by such spouse, daughter or son) of the Franchisee, paying to Franchisor the transfer fee for family members specified in B and the costs and expenses incurred by Franchisor in connection with the transfer; and

                  (iii) procuring the execution by the former and new controlling shareholders of such guarantee and deed of release documentation as Franchisor requires.

         D. If Franchisee proposes any sale or transfer of the Business, this Agreement, any interest in this Agreement or any interest or shareholding in Franchisee, Franchisee will notify Franchisor of the agreed terms and conditions, and Franchisor will have the right itself to elect to proceed, or to nominate a third party who will proceed, as the purchaser/transferee with the sale or transfer at the same purchase price and otherwise on substantially the same terms and conditions within 60 days of receipt of Franchisee's notice. If Franchisor exercises this right, Franchisee will proceed in good faith to complete the sale or transfer to Franchisor or the nominated third party as soon as practicable. If Franchisor does not exercise this right, Franchisee will apply to Franchisor for written approval of the proposed transferee pursuant to Clauses 14.2 and 14.3. If Franchisee does not complete the sale or transfer to the proposed transferee within 60 days of receipt of notice from Franchisor declining to exercise this right, then Franchisor's right of first refusal under this Clause will be reinstated.



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XV.      DEFAULT AND TERMINATION.

         A. Franchisor may terminate this Agreement by notice to Franchisee effective upon receipt by Franchisee of the notice, and/or adopt any of the remedies specified in Clause 15.2, if any of the following events occur:

                  1. Franchisee is unable to pay its debts as and when they become due or becomes insolvent or a liquidator, receiver, manager, administrator or trustee in bankruptcy (or local equivalent) of Franchisee or the Business is appointed, whether provisionally or finally, or an application or order for the winding up of Franchisee is made or Franchisee enters into any composition or scheme of arrangement;

                  2. Franchisee or any Guarantor breaches any of the terms and conditions of Clauses 1.3, 5.1, 8, 9,13 and 14;

                  3. subject to any cure period enjoyed by the Guarantors pursuant to Clause 15.1(i), any Guarantor breaches any term or condition of the guarantee referred to in Clause 12.3;

                  4. Franchisee or any Guarantor commits any crime, offence or act which in Franchisor's reasonable judgment is likely to adversely affect the goodwill of the Business, the Marks, the System or the System Property;

                  5. Franchisee knowingly or negligently maintains false records in respect of the Business or submits any false report to Franchisor;

                  6. Franchisee abandons or ceases to operate the Business for more than 3 consecutive days without Franchisor's prior written approval, provided that such approval will not be unreasonably withheld by Franchisor where the abandonment or cessation is caused by war, civil commotion, fire, flood, earthquake, act of God, industrial action or unrest or any other cause beyond Franchisee's control which Franchisee has used best endeavors to prevent and remedy;

                  7. Franchisee takes any action to prejudice, damage or contest the validity of the Marks or the System Property, the goodwill associated with them or the ownership of them by Franchisor or its Affiliated Companies;

                  8. any other agreement between Franchisor and Franchisee (or between their respective Affiliated Companies or between one party and an Affiliated Company of the other party) is terminated;


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                  9.       Franchisor notifies Franchisee that Franchisee or any
                           Guarantor has breached any term or condition of this Agreement (other than Clauses 1.3, 5.1, 8, 9, 13 and
                           14) or any other agreement between Franchisor and Franchisee and/or any Guarantor (or their respective Affiliated Companies) relating to the Business and Franchisee or the Guarantor does not fully cure the breach to Franchisor's satisfaction within the cure period which is specified by Franchisor in the notice as reflecting the nature of the breach; or

                  10. Franchisee or any Guarantor breaches any term or condition of this Agreement (other than Clauses 1.3, 5.1, 8, 9,13 and 14) or any other agreement between Franchisor and Franchisee and/or any Guarantor (or their respective Affiliated Companies) relating to the Business in circumstances where, in the preceding 24-month period, Franchisee has been sent 2 notices pursuant to Clause 15.1(i), whether or not Franchisee or the relevant Guarantor cured the prior breaches to Franchisor's satisfaction.

         B. If any event specified in Clause 15.1 occurs, Franchisor may, in addition and without prejudice to its rights under Clause 15.1:

                  1. terminate, by notice to Franchisee, Franchisee's right under Clause 18 to renew the franchise;

                  2. terminate any development or option rights in respect of any system or concept granted to Franchisee pursuant to any other agreement between Franchisee and Franchisor (or their respective Affiliated Companies);

                  3. itself take whatever actions it considers necessary to cure the breach at Franchisee's cost (including, without limitation, administrative costs), such cost to be payable by Franchisee to Franchisor within the period specified in a written demand from Franchisor; or

                  4. limit or withhold the supply of any products, supplies, materials, equipment or services supplied to Franchisee by Franchisor or its Affiliated Companies.

         C.       Without limiting Clause 15.2, if any event specified in Clause
                  15.1 occurs, Franchisor may, in addition and without prejudice to its rights under Clause 15.1, take control of the Business for such period as Franchisor considers appropriate, for the purpose of rectifying any breach of this Agreement and retraining Franchisee and/or Franchisee's employees at Franchisee's cost, such cost to be payable by Franchisee within the period specified in a written demand from Franchisor. During this period, Franchisee and its employees must continue to attend the Outlet to perform their responsibilities in the conduct of the Business, but subject to the directions of Franchisor. Any obligations, liabilities or costs incurred in respect of the Business during this period will be Franchisee's responsibility, and the indemnity in Clause 12.2 will apply. Franchisee agrees that the provisions of Clause 17 will also apply in respect of any entry into the Outlet by Franchisor pursuant to this clause.

         D. Franchisor's exercise of any of its rights under this Clause 15 will be in addition to and not in limitation of any other rights and remedies it may have in the event of any breach or default by Franchisee.

XVI.     CONSEQUENCES OF TERMINATION.

         A. Immediately upon the expiration or termination of this Agreement, Franchisee will:

                  1.       pay all amounts owing to Franchisor;

                  2. discontinue all use of the Marks and the System Property and otherwise cease holding out any affiliation or association with Franchisor or the System unless authorized pursuant to another written agreement with Franchisor;

                  3. dispose of all materials bearing the Marks and all proprietary supplies in accordance with Franchisor's instructions; and

                  4. if Franchisor so requires, de-identify the Outlet in accordance with Franchisor's instructions.

         B. If Franchisee fails to fulfill any of its obligations under Clause 16.1, Franchisor may itself take whatever actions it considers necessary to fulfill those obligations and invoice Franchisee for the full cost of such actions, such invoice to be payable within 7 days.

         C. For 60 days from the termination of this Agreement, Franchisor will have the option to purchase, or to nominate a third party to purchase, any of the supplies held by Franchisee at cost price and any of the equipment or signage at the Outlet at a price equal to book value less depreciation or as otherwise agreed, and free of any charges or other security interests.

         D. The rights and obligations under Clauses 8, 9, 10.2, 11, 12.2, 13.2, 15.2(c), and 16 will survive the expiration or termination of this Agreement.

XVII.    RIGHTS OF ENTRY.

         A. Notwithstanding anything to the contrary in Clause 3.3, Franchisee expressly authorizes Franchisor and its agents or representatives to enter the Outlet, without prior notice to Franchisee, for the purposes of Clauses 10.2, 15.2(c) and 16.2.

         B. Franchisee hereby waives, and releases Franchisor from, any rights, actions or claims which Franchisee may at any time have against Franchisor in connection with Franchisor's entry into the Outlet for the purposes of this Agreement, provided that Franchisor and its agents and representatives use all reasonable care in exercising such rights of entry.

         C. Franchisee will execute any documents required by Franchisor in connection with Franchisor's entry into the Outlet and use its best endeavors to procure any consent required from any third party in connection with Franchisor's entry into the Outlet.

XVIII.   RENEWAL.

         A. If the conditions set forth below are satisfied upon the expiration of the Term, Franchisee shall have the right to renew this Agreement once, upon the identical contractual and financial terms set forth herein (except this Clause 18), for one renewal term specified in Schedule B:

                  1. Franchisee requests the renewal in writing no more than 18 months and no less than 12 months prior to the expiration of the Term;

                  2. Franchisee satisfies Franchisor's operational and other renewal criteria specified in Schedule B;

                  3. Franchisee's right to renew the franchise has not been terminated under Clause 15.2(a);

                  4. Franchisee is not, at the expiration of the Term, in breach of any term or condition of this Agreement or any other agreement between Franchisor and Franchisee (or their respective Affiliated Companies);

                  5. Franchisee timely and fully has paid all amounts due to Franchisor pursuant to this Agreement during the 12 months preceding the expiration of the Term;

                  6. No Guarantor or Affiliated Company of Franchisee is, at the expiration of the Term, in violation of Clauses 8,9,13 or 14;

                  7. Franchisee upgrades the Outlet to Franchisor's then current Standards for new outlets prior to the expiration of the Term;

                  8. Franchisee pays the renewal fee specified in Schedule B to Franchisor at least 90 days prior to the expiration of the Term;

                  9. Franchisee obtains an extension of the lease for the Outlet, if applicable, for the period of the renewal term; and

                  10. Franchisee is in compliance with and obtains all necessary governmental approvals and documentation for such renewal.

         If Franchisee timely and fully satisfies each of the above conditions prior to and upon expiration of the Term, Franchisor will memorialize the renewal by transmitting to Franchisee a Notice of Renewal. Franchisee's right to renew is exercisable only once, however, and this Clause 18 shall be excluded from and of no effect during any renewal term.

XIX.     DISPUTE RESOLUTION.

         A. Franchisor and Franchisee will endeavor to resolve by mutual negotiation any dispute arising between them in connection with this Agreement.

         B. If Franchisor and Franchisee fail to resolve any dispute by mutual negotiation, the parties may refer the dispute to a mutually agreed mediator for non-binding mediation. The parties will bear the costs of any mediation equally.

         C. Such dispute resolution procedures will not in any way prejudice or limit Franchisor's ability to exercise its rights under Clause 15 at any time, including, without limitation, Franchisor's rights to apply for any order, judgment or other form of relief in any court or tribunal,

XX.      PRINCIPAL OPERATOR.

         Franchisee hereby appoints the Principal Operator specified in Schedule B to be primarily responsible for the management of the Business and to transact with Franchisor, on behalf of Franchisee, in relation to all matters arising under this Agreement. Franchisee acknowledges that Franchisor will deal with the Principal Operator on the basis that the Principal Operator will have the authority to transact with Franchisor on behalf of and in the name of Franchisee. Franchisee may not change the Principal Operator without prior notice to Franchisor.

XXI.     EMPLOYEE TRANSFERS.

         During the Term, Franchisee will not, without Franchisor's prior written approval, directly or indirectly employ or seek to employ any employees at or above the grade of manager who at the time is, or any time during the prior six (6) months was, employed by Franchisor or any other franchisee of Franchisor.

XXII.    NOTICES.

         Any notice or other communication required or permitted under this Agreement will be in writing and properly addressed to the addressee at the address specified in Schedule B of this Agreement (or any other address notified by the addressee) and will be deemed received by the addressee on the earlier of the date of delivery, the date of transmission if sent by facsimile with receipt confirming completion of transmission or, if sent by pre-paid security or registered post, the deemed postal receipt date specified in Schedule B.

XXIII.   MISCELLANEOUS.

         A. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior negotiations, agreements or understandings.

         B. Franchisee is an independent contractor and is not an agent, representative, joint venturer, partner or employee of Franchisor. No fiduciary relationship exists between Franchisor and Franchisee.

         C. This Agreement will inure to the benefit of Franchisor, its successors and assigns and may be transferred by Franchisor to any party without Franchisee's prior approval upon notice to Franchisee. With effect from receipt by Franchisee of such notice, Franchisor is released from all obligations of this Agreement, and Franchisee will have a new contract on the same terms as this Agreement with the transferee, successor or assignee named in the notice.

         D. The delay or failure of any party to exercise any right or remedy pursuant to this Agreement will not operate as a waiver of the right or remedy and a waiver of any particular breach will not be a waiver of any other breach. All rights and remedies under this Agreement are cumulative and the exercise of one right or remedy will not limit the exercise of any other right or remedy.

         E. If any part of this Agreement is held to be void, invalid or otherwise unenforceable, Franchisor may elect either to modify the void, invalid or unenforceable part to the extent necessary to render it legal, valid and enforceable or to sever the void, invalid or unenforceable part, in which event the remainder of this Agreement will continue in full force and effect.

         F. The terms and conditions of this Agreement may be changed only in writing signed by both parties. Notwithstanding the above, Franchisee acknowledges and agrees that Franchisor may change the Standards and the Manuals from time to time pursuant to Clause 3.2 upon notice to Franchisee.

         G. This Agreement will be governed by and construed in accordance with the law of the territory specified in Schedule B and the parties agree to submit to the non-exclusive jurisdiction of the courts of that territory.

         H. Franchisee will pay to Franchisor all reasonable legal expenses incurred by Franchisor in connection with this Agreement, including, without limitation, any stamp duty and any expenses incurred in connection with the lawful enforcement of this Agreement, but excluding Franchisor's internal legal costs in the preparation of this Agreement.

         I. This Agreement is executed in English. A local language translation may be attached, which the parties intend to be identical to the English text. However, if any dispute arises as to the interpretation of the language of this Agreement, the English text will govern unless otherwise prohibited under the law of the territory specified in Schedule B.

         J. In the interpretation of this Agreement, unless the context indicates a contrary intention:

                  1. the obligations of more than one party will be joint and several;

                  2. words denoting the singular include the plural and vice-versa and words denoting any gender include all genders;

                  3. headings are for convenience only and do not affect interpretation;

                  4. references to Clauses and Schedules are to clauses and schedules of this Agreement and the Schedules form part of this Agreement; and

                  5. this Agreement may be executed in any number of counterparts, each of which will be deemed an original but which together will constitute one instrument.

         K. The terms and conditions set out in the Schedules are incorporated into and form part of this Agreement. In the event of any inconsistency between any provision of the Schedules and any other provision of this Agreement, the provisions of the Schedules will prevail.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           FRANCHISEE'S REPRESENTATION

Franchisee represents to Franchisor that:

(A) Franchisee has reviewed this Agreement with the assistance and advice of independent legal counsel and understands and accepts the terms and conditions of this Agreement;

(B) Franchisee has relied upon its own investigations and judgment in entering this Agreement, after receiving legal and financial advice, and no inducements, representations or warranties, other than those expressly set forth in this Agreement, have been given in respect of the System, the Business or this Agreement; and

(C) Franchisee acknowledges that the establishment and operation of the Business will involve significant financial risks and that the success of the Business will depend upon the skills and financial capacity of Franchisee and also upon changing economic and market conditions and that such risks, skills and conditions are not in any way guaranteed or underwritten by Franchisor.

                            EXECUTED AS AN AGREEMENT

SIGNED FOR AND ON BEHALF OF FRANCHISOR

--------------------------------------

--------------------------------------

SIGNED FOR AND ON BEHALF OF FRANCHISEE

--------------------------------------

--------------------------------------

                                   SCHEDULE C

                              ADDITIONAL PROVISIONS

C.1      The last sentence of Clause 3.2 is deleted.

C.2 Without limiting Clause 4, and subject to the renewal criteria of Clause 18 and Schedule B, Franchisor undertakes:

         (a) not to require Franchisee to complete, during the Term, more than two comprehensive refurbishments of all fittings, fixtures, signage, equipment, systems and inventory in the front-of-house area of the Outlet to then current Standards ("FOH" Upgrades), and

         (b) not to require Franchisee to complete, during the Term, more than one comprehensive refurbishment of all fittings, fixtures, signage, equipment, systems and inventory in the back-of-house area of the Outlet to then current Standards ("BOH" Upgrades), and

         (c) in any event, not to require Franchisee to complete an "FOH" Upgrade or "BOH" Upgrade during the last two years of the Term.

C.3 To clarify Clause 6, a regional marketing co-operative will operate (until further notice) under the bylaws established for the CaribLA Regional Marketing Fund. Franchisor reserves the right, in its sole discretion, to redefine the countries that comprise the regional co-operative.

C.4 To clarify Clause 6.1, Franchisee is not required to obtain written approval from Franchisor for local store marketing programs unless such programs deviate from Franchisor's instructions or guidelines concerning the use of Franchisor's Marks and System Property.

C.5 Clause 6.3(a) is amended to include after the term "Franchisor" the following: "(Franchisor and the parties to any such co-operative marketing fund will attempt to negotiate and/or revise, as necessary, in good faith the Constitution or Articles of Incorporation, the Board Standing Rules or By-Laws, and the manner in which the funds will be deployed)."

C.6 Clause 6.3(b) is deleted and replaced with the following: "to spend all or part of the Advertising Contribution on such local or regional advertising, promotional and research expenditures as are agreed upon by Franchisor and Franchisee, in accordance with the requirements and guidelines set out in the Manuals; provided that if Franchisee fails to spend the full amount of the Advertising Contribution in any one year, Franchisee will pay the unspent amount to Franchisor within the period specified in a written demand from Franchisor, and upon receipt of the unspent amount, Franchisor either will contribute the amount to an applicable national or regional co-operative advertising/ marketing fund or will spend the amount on national or regional advertising, promotions or research conducted by Franchisor in its discretion."

C.7      Clause 6.3(c) is deleted.

C.8      Clause 6.4 is deleted.

C.9 For purposes of Clause 9, Franchisor hereby approves Franchisee to make limited disclosures to professional advisors and lending institutions for the purpose of the Business, but only to the extent necessary to accomplish such purpose and only after ensuring that such professional advisors and lending institutions understand and agree to comply with the confidentiality obligations of Clause 9.

C.10 Clause 10.2 is amended to include the following: "Franchisee shall provide to Franchisor annually an audited financial statement." To clarify Clauses 10.2 and 17.1, Franchisor's right to enter the Outlet to inspect and audit records shall require a three-day (3-day) written notice.

C.11     Clause 12.3 is deleted.

C.12     Clause 14.1 of the Franchise Agreement is amended to permit
         Franchisee, in the ordinary course of business, to enter into loan or debt obligations with respect to the physical assets of the Business only (no with respect to any interest in or right under this Agreement) without Franchisor's prior written approval, provided such loan or debt obligations do not materially adversely affect Franchisee's financial condition or operating ability.

C.13 To clarify Clause 14, once Tricon has approved a proposed transferee, the proposed transferee and such guarantors as Franchisor requires must execute all documentation necessary for them to accept all duties and obligations of the franchisee and guarantors, respectively, under the existing International Franchise Agreement for the remaining balance of the Term.

C.14 Franchisee and Mr. Ricardo Vilensky ("Vilensky") represent and warrant to Franchisor the following: (i) Uniservice Corporation ("Uniservice") owns 99.97% of Franchisee's outstanding common stock; (ii) 100% of Uniservice's outstanding Class A Common Stock is registered under
         Section 12(g) of the Securities Exchange Act of 1934; (iii) Vilensky owns 1,400,000 shares of Uniservice's outstanding Class B Common Stock; and (iv) Vilensky does not have any interest in, is not engaged in, and does not perform any services for any business within the terms of Clause 13.1 of this Agreement. Without limiting Clause 14, Franchisee agrees that each of the following shall constitute a breach of Clause 14 within the terms of Clause 15.1(b) of this Agreement: (a) any sale, transfer, gift, charge, or pledge of any interest in

         Franchisee; and/or (b) any sale, transfer, gift, charge, or pledge of any interest in Uniservice that decreases or dilutes Vilensky's direct voting control over Uniservice, through shares of Uniservice stock that Vilensky owns personally and directly, to less than 51%. Subject to the limitations of subparagraphs (a) and (b), above, Vilensky is permitted, upon fourteen (14) days prior written notice to Franchisor, to sell Class B shares in Uniservice either (1) in the public markets (following conversion into Class A shares), or (2) to a spouse or child of Vilensky or an Affiliated Company of Franchisee so long as any such spouse, child, or Affiliated Company does not have any interest in, is not engaged in, and does not perform any services for any business within the terms of Clause 13.1 of the Agreement. Any sale, transfer, gift, charge, or pledge of Uniservice Class B Common Stock to persons or entities other than as described in the foregoing subparagraphs (1) or (2) shall require Franchisor's prior, express, written approval; Franchisee agrees that any such sale, transfer, gift, charge, or pledge without Franchisor's prior, express, written approval shall constitute a breach of Clause 14 within the terms of Clause 15.1(b) of this Agreement. Franchisor agrees that the public trading of Uniservice's Class A Common Stock shall not constitute a breach of Clause 14.3 of this Agreement.

C.15 The 60-day period set forth in the last sentence of Clause 14.4 is amended to 120 days.

C.16     Clause 15.1 (c) is deleted.

C.17 The terms "other agreement' in Clause 15. 1 (h) shall be limited to a site outlet, franchise, or master franchise agreement, a shareholders' deed, a guarantee, a release, or any other agreement that the parties thereto expressly subject to this clause. Furthermore, where the "other agreement" is a site outlet, franchise, or master franchise agreement that is terminated for an outlet-level, operational default within the control of the outlet manager, Clause 15. 1 (h) shall be operable only where, in the preceding 24-month period, Franchisor has terminated for any reason two other outlets operated by Franchisee or its Affiliated Companies.

C.18 Line one of Clause 15.16) is amended to include the term "materially" between the terms "Guarantor" and "breaches." Line five of Clause 15.1(j) is amended to include the term "material" between the terms "prior" and "breaches."

C.19 Line two of Clause 15.2(c) is amended to substitute the terms "out-of-pocket expenses, including but not limited to attorneys' fees and other legal expenses" for the terms "administrative costs."

C.20     Clause 15.3 is deleted.

C.21 To clarify Clause 16.3, equipment or signage (but not supplies) shall be valued at fair market value or book value less depreciation, whichever is greater. If the parties fail to agree on a price, the value of equipment or signage shall be determined by an agreed-upon appraiser.

C.22 To clarify Clause 18(e), a temporary and non-material delay in payment that is caused by war, civil commotion, fire, flood, earthquake, act of God, or industrial action or unrest and is cured timely shall not constitute a violation of the Clause 18(e) renewal condition.

C.23     Clause 18(i) is deleted.

C.24 Clause 21 is amended to include the following: "During the Term, Franchisor will not, without Franchisee's prior written approval, directly or indirectly employ or seek to employ any employees at or above the grade of manager who at the time is, or any time during the prior six (6) months was, employed by Franchisee."

C.25 At its sole discretion, Franchisor may introduce or withdraw from time-to-time Encroachment Policies that will be reflected in the Franchise Policies Manual relevant to this Agreement. While determining the need for and content of these policies will be at Franchisor's sole discretion, Franchisor will seek appropriate Franchisee input.